Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 18, 2016

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q1 Sales

PHILADELPHIA, PA, May 18, 2016 – Urban Outfitters, Inc. (NASDAQ:URBN), a portfolio of global consumer brands comprised of Anthropologie, Bhldn, Free People, Terrain, Urban Outfitters and Vetri Family brands, today announced net income of $30 million for the three months ended April 30, 2016. Earnings per diluted share were $0.25 for the three months ended April 30, 2016.

Total Company net sales for the first quarter of fiscal 2017 increased 3% over the same quarter last year to a record $763 million. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, increased 1%, which includes the benefit of a leap year. Comparable Retail segment net sales increased 2% at Urban Outfitters, were flat at the Anthropologie Group and decreased 2% at Free People. Wholesale segment net sales increased 16%.

“We are pleased to announce record first quarter sales and improved gross profit margins,” said Richard A. Hayne, Chief Executive Officer. “These results were driven by more compelling product assortments, improved inventory management and stronger marketing,” finished Mr. Hayne.

Net sales by brand and segment for the three month period were as follows:

	Three Months Ended April 30,
	2016	2015
Net sales by brand
Urban Outfitters	$299,300	$295,675
Anthropologie Group	315,334	311,376
Free People	144,514	131,959
Other[1]	3,429	—

Total Company	$762,577	$739,010

Net sales by segment
Retail Segment	$700,193	$685,009
Wholesale Segment	62,384	54,001

Total Company	$762,577	$739,010

[1]	Other consists of Vetri Family restaurants that were acquired during the first quarter of fiscal 2017.

For the three months ended April 30, 2016, the gross profit rate increased by 100 basis points versus the prior year’s comparable period. The increase in gross profit rate was primarily driven by improvement in the Urban Outfitters and Anthropologie Group brands maintained margins, with Urban Outfitters delivering significantly lower markdowns compared to prior year. The increase was partially offset by a lower gross profit rate at the Free People brand which was primarily driven by higher markdowns.

As of April 30, 2016, total inventory decreased by $38 million, or 10%, on a year-over-year basis. The decrease in total inventory is primarily related to the decline in comparable Retail segment inventory, which decreased 10% at cost.

For the three months ended April 30, 2016, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 155 basis points when compared to the prior year period. The deleverage is primarily due to an increase in marketing expense to support our customer acquisition and retention efforts, deleverage in direct store controllable expenses related to negative store comparable sales, and an increase in technology related expenses used to support our omni-channel initiatives.

The Company’s effective tax rate for the first quarter of fiscal 2017 was 39.6% compared to 35.6% in the prior year period. This increase in the tax rate was due to the ratio of foreign taxable losses to global taxable profits in the quarter.

On February 23, 2015, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. Under this authorization, the Company repurchased and subsequently retired 0.3 million common shares for approximately $11 million under this authorization during the first quarter of fiscal 2017. The Company repurchased and subsequently retired a total of 12.7 million common shares for approximately $382 million during fiscal 2016 under this authorization.

On May 27, 2014, the Company’s Board of Directors authorized the repurchase of 10 million common shares under a share repurchase program. During the first quarter of fiscal 2016, the Company repurchased and subsequently retired 0.4 million shares for approximately $17 million under this authorization. During fiscal 2016, the Company repurchased and subsequently retired 2.3 million shares at a total cost of $83 million, which completed this authorization.

During the three months ended April 30, 2016, the Company opened a total of 4 new stores including 3 Free People stores and 1 Anthropologie Group store; and closed 2 stores including: 1 Urban Outfitters store and 1 Anthropologie Group store. During the three months ended April 30, 2016, the Company acquired 6 Vetri Family restaurants.

Urban Outfitters, Inc. is a portfolio of global consumer brands which offers a variety of lifestyle merchandise and consumer products to highly defined customer niches through 239 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 218 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 117 Free People stores in the United States and Canada, catalogs and websites; Free People wholesale, which sells its product to approximately 1,800 specialty stores and select department stores worldwide; and 6 Vetri family restaurants, as of April 30, 2016.

A conference call will be held today to discuss first quarter results and will be webcast at 5:00 pm. ET at: http://edge.media-server.com/m/p/oxf8f8ra/lan/en

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	April 30,
	2016	2015
Net sales	$762,577	$739,010
Cost of sales	500,686	492,589

Gross profit	261,891	246,421
Selling, general and administrative expenses	211,408	193,367

Income from operations	50,483	53,054
Other expense, net	(1,577)	(2,121)

Income before income taxes	48,906	50,933
Income tax expense	19,344	18,157

Net income	$29,562	$32,776

Net income per common share:
Basic	$0.25	$0.25
Diluted	$0.25	$0.25

Weighted average common shares and common share equivalents outstanding:
Basic	117,304,736	131,202,740
Diluted	117,587,009	132,836,144

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%
Cost of sales	65.7%	66.7%

Gross profit	34.3%	33.3%
Selling, general and administrative expenses	27.7%	26.1%

Income from operations	6.6%	7.2%
Other expense, net	(0.2%)	(0.3%)

Income before income taxes	6.4%	6.9%
Income tax expense	2.5%	2.5%

Net income	3.9%	4.4%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	April 30,	January 31,	April 30,
	2016	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$228,144	$265,276	$176,931
Marketable securities	59,564	61,061	96,626
Accounts receivable, net of allowance for doubtful accounts of $1,063, $664 and $767, respectively	72,165	75,723	54,283
Inventory	359,865	330,223	397,998
Prepaid expenses, deferred taxes and other current assets	89,793	102,078	119,083

Total current assets	809,531	834,361	844,921

Property and equipment, net	871,504	863,137	899,324
Marketable securities	18,710	36,600	83,348
Deferred income taxes and other assets	115,149	99,203	89,763

Total Assets	$1,814,894	$1,833,301	$1,917,356

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$151,983	$118,035	$145,379
Accrued expenses, accrued compensation and other current liabilities	190,378	211,196	175,258

Total current liabilities	342,361	329,231	320,637

Long-term debt	75,000	150,000	—
Deferred rent and other liabilities	223,480	216,843	208,274

Total Liabilities	640,841	696,074	528,911

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 117,116,520 117,321,120 and 131,543,388 issued and outstanding, respectively	12	12	13
Additional paid-in-capital	—	—	24,593
Retained earnings	1,187,906	1,160,666	1,376,159
Accumulated other comprehensive loss	(13,865)	(23,451)	(12,320)

Total Shareholders’ Equity	1,174,053	1,137,227	1,388,445

Total Liabilities and Shareholders’ Equity	$1,814,894	$1,833,301	$1,917,356